Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CorePoint Lodging Inc. of our report dated April 2, 2018 related to the balance sheets of CorePoint Lodging Inc. as of February 28, 2018 and May 8, 2017, appearing in Amendment No. 05 to the Registration Statement on Form 10 of CorePoint Lodging Inc. dated May 7, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 29, 2018